EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of January 1, 2002 by and among HMN Financial, Inc., a Delaware corporation (the "Company"), Home Federal Savings Bank, a federally chartered savings bank (the "Bank") and a wholly owned subsidiary of the Company and Michael McNeil, a resident of Rochester, Minnesota ("Executive").

A. The Company, the Bank and Executive are parties to an Employment Agreement effective as of November 1, 2000; (the "Original Agreement");

B. The parties desire to terminate the Original Agreement and enter into this Agreement;

C. The Company has granted Executive an incentive stock option; and

D. This Agreement amends and restates the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Bank, the Company and Executive set forth below, the Bank, the Company and Executive, intending to be legally bound, agree as follows:

1. Employment. Effective as of January 1, 2002 Executive shall perform services for the Company and the Bank, upon the terms and conditions set forth in this Agreement.

2. Term of Employment. Unless terminated at an earlier date in accordance with Section 7 hereof, the term of Executive's employment with the Company and the Bank under this Agreement shall be for a period commencing on January 1, 2002 and ending on December 31, 2004, or any extension hereof (such term, the "Employment Period"). Commencing on April 30, 2003 (the "Extension Date"), this Agreement shall be extended through December 31, 2005 and on each subsequent anniversary of the Extension Date this Agreement shall be extended for a period of twelve (12) months in addition to the then-remaining term of employment under this Agreement, unless any of the Company, the Bank or the Executive gives contrary written notice to the others not less than 60 days in advance of the date on which the term of employment under this Agreement would otherwise be extended, and provided that no extension shall occur unless prior to each anniversary of the Extension Date, each of the Company Board and the Bank Board has reviewed a formal evaluation of Executive's performance during the year preceding such anniversary prepared by the Compensation Committee of the Company Board and explicitly approved such extension of the term of this Agreement.

3. Position and Duties.

(a) Employment with the Company and the Bank. During the term of Executive's employment with the Company and the Bank, Executive shall perform such duties and responsibilities as the Board of Directors of the Company (the "Company Board") or the Board of Directors of the Bank (the "Bank Board") shall assign to him from time to time consistent with his position. Executive shall be an executive officer of the Company and the Bank and Executive's title shall be "President" of the Company and "President" and "Chief Executive Officer" of the Bank.

(b) Performance of Duties and Responsibilities. Executive shall serve the Company and the Bank faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company and the Bank during his employment with the Company and the Bank. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company and the Bank, Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business organizations in which he has personally invested, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

4. Compensation.

(a) Salary. During the Employment Period, the Bank shall pay to Executive an annual base salary of $200,000.00, less deductions and withholdings, which base salary shall be paid in accordance with the Bank's normal payroll policies and procedures. During each year after the first year of Executive's employment hereunder, the Compensation Committee of the Company Board shall conduct, prior to the Extension Date, an annual performance review of Executive and thereafter establish Executive's base salary in an amount not less than the base salary in effect for the prior year.

(b) Employee Benefits. During the Employment Period, Executive shall be entitled to participate in all employee benefit plans and programs of the Bank to the extent that Executive meets the eligibility requirements for each individual plan or program. The Bank provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. In addition, Executive shall be eligible for stock awards and stock options of the Company as authorized from time to time by the Company Board.

(c) Expenses. During the Employment Period, the Bank shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder subject to the Bank's normal policies and procedures for expense verification and documentation, including reimbursement of monthly dues paid to the Rochester Golf and Country Club. The Bank shall provide for Executive's use an automobile, and shall pay for all expenses associated with the Bank's ownership of such automobile.

5. Confidential Information. Except as permitted by the Company Board or the Bank Board, during the Employment Period and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or the Bank, any confidential, proprietary or secret knowledge or information of the Company or the Bank that Executive has acquired or shall acquire during the term of his work for the Company or the Bank as an employee, whether developed by himself or by others, concerning any business strategies, marketing plans or customer lists of the Company or the Bank or any other confidential or proprietary information or secret aspects of the business of the Company or the Bank. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and the Bank and represents a substantial investment of time and expense by the Company and the Bank, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or the Bank would be wrongful and would cause irreparable harm to the Company and the Bank. During the Employment Period, Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company or the Bank. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company or the Bank, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or the Bank, or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

6. Ventures. If, during the Employment Period, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or the Bank and a third party or parties, all rights in such project, program or venture shall belong to the Company or the Bank, as applicable. Except as approved in writing by the Company Board or the Bank Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Bank as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company or the Bank, unless such interest has been disclosed in writing to and approved by the Company Board or the Bank Board, as applicable, before such customer or supplier seeks to do business with the Company or the Bank. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6.

7. Termination of Employment.

(a) The Executive's employment with the Company and the Bank shall terminate immediately upon:

(i) Executive's receipt of written notice from the Company or the Bank of the termination of his employment;

(ii) Receipt by the Company or the Bank of Executive's written resignation from the Company or the Bank;

(iii) Executive's Disability (as defined below);

(iv) Executive's death; or

(v) the expiration of the Employment Period.

(b) The date upon which Executive's termination of employment with the Company and the Bank occurs shall be the "Termination Date."

(c) In the event of Executive's termination of employment for any of the foregoing reasons, Executive shall immediately resign as a director and/or officer of the Company and the Bank and any of their subsidiaries.

(d) If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or the Bank by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the obligations of the Company and the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company or the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in while or in part) any of its obligations which were suspended.

(e) If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Company or Bank by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (the "Act") (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Company and the Bank shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(f) If the Bank is in default (as defined in section 3(x)(1) of the Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(g) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company or the Bank,

(i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Company or the Bank under the authority contained in section 13(c) of the Act; or

(ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Company or the Bank or when the Company or the Bank is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by the action of the Director described in this section 7(g).

8. Payments upon Termination of Employment.

(a) If prior to a Change in Control (as defined in the separate Change-in-Control Agreement attached hereto (the "Change-in-Control Agreement")) or after the Transition Period as defined in the Change-in-Control Agreement, Executive's employment with the Company and the Bank is terminated:

(i) by the Company or the Bank for any reason other than (A) for Cause (as defined below), or (B) the delivery of a written notice to Executive that the Bank elects not to extend the term of this Agreement, or

(ii) by Executive as a result of his resignation for Good Reason (as defined below), or

(iii) by reason of Executive's Disability (as defined below),

the Bank shall:

(i) pay to Executive as severance pay an amount equal to his current base salary during the remaining period of the Employment Period; and

(ii) if Executive elects to continue his group health insurance coverage with the Bank following the termination of his employment with the Company and the Bank, reimburse him for the full cost of the premiums he is required to pay to maintain such coverage at the same level of coverage that was in effect as of the Termination Date for the remaining term of the Employment Period.

Any amount payable to Executive as severance pay or reimbursement for the cost of the continuation of his group health insurance coverage hereunder shall be subject to deductions and withholdings and shall be paid to Executive by the Bank in approximately equal monthly installments during the remaining term of this Agreement commencing on the first normal payroll date of the Bank following the expiration of all applicable rescission periods provided by law and continuing monthly thereafter.

The Bank shall be entitled to deduct from any severance pay otherwise payable to Executive hereunder: (i) any amount earned as income by Executive after the Termination Date as a result of self-employment or employment with any other employer, and (ii) any amount received by Executive after the Termination Date under any short-term or long-term disability insurance plan or program provided to him by the Bank. In addition, the Bank shall be entitled to cease making reimbursement payments to Executive for the cost of the continuation of his group health insurance coverage with the Bank after the Termination Date if Executive becomes eligible for comparable group health insurance coverage from any other employer. For purposes of mitigation and reduction of the Bank's financial obligations to Executive under this Section 8(a), Executive shall promptly and fully disclose to the Bank in writing: (i) the nature and amount of any such earned income from self-employment or employment with any other employer, (ii) the amount of any such disability insurance payments, or (iii) the fact that he has become eligible for comparable group health insurance coverage from any other employer, and Executive shall be liable to repay any amounts to the Bank that should have been so mitigated or reduced but for Executive's failure or unwillingness to make such disclosures.

(b) If after a Change in Control and during the Transition Period, Executive's employment terminates, Executive's rights to payments and benefits shall be governed by the Change-in-Control Agreement.

(c) If Executive's employment with the Company or the Bank is terminated by reason of:

(i) Executive's abandonment of his employment or Executive's resignation for any reason other than Good Reason (as defined below),

(ii) termination of Executive's employment by the Company or the Bank for Cause (as defined below),

(iii) Executive's death, or

(iv) the expiration of the Employment Period,

the Bank shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date.

(d) "Cause" hereunder shall mean:

(i) an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company or the Bank;

(ii) unlawful conduct or gross misconduct that is willful and deliberate on Executive's part and that, in either event, is injurious to the Company or the Bank;

(iii) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses);

(iv) the conviction of Executive of a felony;

(v) receipt of a final cease-and-desist order from any regulatory authority;

(vi) failure of Executive to perform his duties and responsibilities hereunder, or to satisfy his obligations as an officer or employee of the Company or the Bank, including incompetence, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from the Company or the Bank; or

(vii) material breach of any terms and conditions of this Agreement by Executive not caused by the Company or the Bank, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company or the Bank.

(e) "Good Reason" hereunder shall mean:

(i) material breach of any terms and conditions of this Agreement by the Company or the Bank not caused by Executive, which breach has not been cured by the Company or the Bank within ten days after written notice thereof to the Company or the Bank from Executive;

(ii) the Company or the Bank shall require Executive to relocate to any place other than a location within thirty-five miles of the location at which the Executive performed his primary duties immediately prior to the requirement by the Company or the Bank to relocate or, if the Executive performed such duties at the Company's principal executive offices, the Company or the Bank shall relocate its principal executive offices to any location other than a location within thirty-five miles from the location of the principal executive offices; or

(iii) a material reduction of Executive's base salary, perquisites or benefits unless such reduction is part of a general reduction in the base salaries, perquisites and/or benefits for all executive officers of the Company or the Bank.

(f) "Disability" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company and the Bank by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(g) In the event of termination of Executive's employment, the sole obligation of the Company and the Bank shall be its obligation to make the payments called for by Sections 8(a) or 8(c) hereof, as the case may be, and the Company and the Bank shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or the Bank or under the terms of any employee benefit plans or programs then maintained by the Bank in which Executive participates.

(h) Notwithstanding the foregoing provisions of this Section 8, the Bank shall not be obligated to make any payments to Executive under Section 8(a) hereof unless Executive shall have signed a release of claims in favor of the Bank and the Company in a form to be prescribed by the Company Board or the Bank Board, all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of Section 5 hereof as of the dates of the payments.

9. Return of Records and Property. Upon termination of his employment with the Company and the Bank, Executive shall promptly deliver to the Bank any and all Company or Bank records and any and all Company or Bank property in his possession or under his control, including without limitation any automobile, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or the Bank and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or the Bank.

10. Remedies.

(a) Equitable. Executive acknowledges that it would be difficult to fully compensate the Company or the Bank for monetary damages resulting from any breach by him of the provisions of Section 5 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company and the Bank shall, in addition to any other remedies they may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b) Arbitration. Except for disputes arising under Section 5 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive's employment with the Company or the Bank shall be submitted to final and binding arbitration in Minneapolis, Minnesota. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be shared equally by Executive and the Company or the Bank. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to award punitive damages or alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party's administrative remedies under federal, state or local law.

11. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(b) Entire Agreement. Except for a Change in Control Agreement between Executive and the Bank dated the date hereof, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(c) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(d) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e) Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party.

(f) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(g) Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(h) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(i) Termination of Original Agreement. This Agreement replaces the Original Agreement and the Original Agreement is terminated.

IN WITNESS WHEREOF, Executive, the Company and the Bank have executed this Agreement as of the date set forth in the first paragraph.

HMN FINANCIAL, INC.

By: /s/ Timothy R. Geisler

Its: Chairman of the Board

HOME FEDERAL SAVINGS BANK

By: /s/ Timothy R. Geisler

Its: Chairman of the Board

MICHAEL MCNEIL

/s/ Michael McNeil

M1:685049.07